EXHIBIT 15.1

August 12, 1998


Bank United Corp.
3200 Southwest Freeway
Houston, Texas 77027

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Bank United Corp. and its subsidiaries (collectively known as the "Company") for the periods ended June 30, 1998 and 1997, as indicated in our report dated July 28, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, is incorporated by reference in Post-effective Amendment No. 6 to Form S-1 (Registration Statement No. 333-19237) on Form S-3, Post-effective Amendment No. 2 to Form S-1 (Registration Statement No. 333-37645) on Form S-3, and Form S-8 (Registration Statement No. 333-42765).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Houston, Texas